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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NDCHealth Corporation

(Name of Registrant as Specified In Its Charter)

MMI Investments, L.P.

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PRELIMINARY COPY

SUBJECT TO COMPLETION — AUGUST 20th, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS OF

NDCHealth Corporation

October 28th, 2004

PRELIMINARY PROXY STATEMENT OF

MMI Investments, L.P.

This Proxy Statement (this “Proxy Statement”) and BLUE proxy card are being furnished in connection with the solicitation of proxies by MMI Investments, L.P. (“MMI” or “we”) for use at the 2004 Annual Meeting of Stockholders of NDCHealth Corporation, a Delaware corporation (“NDC” or the “Company”), and at any adjournments or postponements thereof (the “2004 Annual Meeting”). NDC has provided notice that the 2004 Annual Meeting will be held on October 28th, 2004, and that the record date (the “Record Date”) for determination of stockholders of record entitled to notice of and to vote at the 2004 Annual Meeting will be September 3rd, 2004 (“Record Date”). NDC’s principal executive offices are located at NDC Plaza, Atlanta, Georgia 30329-2010.

We currently expect that, at the 2004 Annual Meeting, the Company’s stockholders will be asked to (i) elect three directors; (ii) consider a resolution submitted by MMI requesting that the Board engage a leading investment bank to analyze, and provide a written report to the full Board of Directors of NDC (the “Board”) on, all strategic alternatives available to the Company for maximization of stockholder value, including but not limited to, acquisitions, divestitures, recapitalizations and sale to or merger with a third-party (the “Stockholder Value Proposal”), and (iii) consider other business properly brought before the 2004 Annual Meeting.

We are soliciting proxies for the approval of the Stockholder Value Proposal. We are not recommending a vote for or against NDC’s nominees for director, but we propose to seek authority to vote with respect to the election of NDC’s nominees, so that stockholders returning our BLUE proxy card will have the opportunity to vote for directors. Our ability to do this under applicable rules of the Securities and Exchange Commission (“SEC”) is dependent on our receiving the consent of these nominees to being named in our Proxy Statement, and we have written to them requesting this consent. (Copies of our letters are attached as Appendix A). If we do not receive that consent, we will not be able to offer stockholders the opportunity to vote for directors on our BLUE proxy card, and stockholders desiring to vote for the Stockholder Value Proposal by returning our BLUE proxy card will not be able to vote for directors. This would not, however, affect the outcome of the election of directors.

It is expected that this Proxy Statement in definitive form and an accompanying form of Proxy will first be furnished to NDC stockholders on or about September      , 2004. MMI intends to deliver this Proxy Statement (in definitive form) and an accompanying form of proxy to holders of at least 50.01% of the Company’s outstanding voting shares as of the record date for the 2004 Annual Meeting. This Preliminary Proxy Statement, without Proxy Card, may be furnished, from time to time, to NDC stockholders following its filing on August 20th, 2004.

MMI is the beneficial owner of 3,001,900 shares of common stock, $0.125 par value per share (the “Common Stock”), of NDC, which shares represent approximately 8.3% of NDC’s outstanding Common Stock. Additional “participants” in the solicitation of proxies contemplated by this Proxy Statement, as defined in the proxy rules promulgated by the SEC, are MCM Management, LLC; John S. Dyson; Clay B. Lifflander; Alan L. Rivera; Jerome J. Lande and Craig Rosenblum. Except for the shares owned by MMI, which the additional participants may be deemed to beneficially own under SEC rules, none of the additional participants owns any Common Stock of NDC. Additional information concerning MMI and the other participants in this solicitation is set forth under the heading “Information Concerning MMI and Other Participants in the Solicitation.”

The enclosed BLUE proxy card may be executed by holders of record as of the Record Date. You are urged to sign and date the enclosed BLUE proxy card and return it in the enclosed envelope whether or not you plan to attend the 2004 Annual Meeting. Your last dated proxy is the only one that counts, so return the enclosed BLUE proxy card even if you delivered a prior proxy. WE URGE YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU BY THE COMPANY.

*****************

The date of this Proxy Statement is September      , 2004.

INTRODUCTION
CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS
DISCUSSION
OUR STOCKHOLDER VALUE PROPOSAL
VOTING PROCEDURES
SOLICITATION OF PROXIES
CERTAIN INFORMATION ABOUT NDC
STOCKHOLDER PROPOSALS FOR THE NDC 2005 ANNUAL MEETING
INFORMATION CONCERNING MMI AND OTHER
PARTICIPANTS IN THE SOLICITATION
ADDITIONAL INFORMATION
APPENDIX A
LETTERS OF MMI INVESTMENTS, L.P. TO NDC’S NOMINEES FOR DIRECTOR
SCHEDULES

INTRODUCTION

What are we proposing?

At the 2004 Annual Meeting MMI will present for consideration our Stockholder Value Proposal, which requests that, due to the prolonged poor performance of NDC’s stock and the failure of Management’s eight-quarter plan published in NDC’s 2003 10-K (the “Eight-Quarter Plan”)1, the Board retain a leading investment bank to analyze, and provide a written report to the full Board on, all strategic alternatives available to the Company to maximize stockholder value, including, but not limited to, acquisitions, divestitures, recapitalizations and sale to or merger with a third-party.

Such a process is simply a review of all the alternatives for enhancing the value of our shares, including any strategic plans put forth by management, such as the Eight-Quarter Plan. It does not compel action. If implemented, however, it will provide the Board of Directors with an independent, objective review of the Company’s current strategies and all other options to increase the value of our shares. For the reasons discussed in this Proxy Statement, such a review of all strategic alternatives is in the interest of all stockholders and, we believe, an important exercise of the Board’s fiduciary responsibility to protect the interests of the Company.

A real review of strategic alternatives is more than what, in our view, is mere tweaking of management’s plans with the gratuitous participation of the Company’s long-time investment banker, Goldman, Sachs. & Co.2 We believe that a real review of strategic alternatives requires the formation of a special committee of independent directors advised by a truly independent investment bank specifically charged with comparing all alternatives for value creation in the near term (such as

[1] Thomson StreetEvents transcript of NDCHealth Fourth Quarter of Fiscal 2004 Earnings Conference Call, Page 5, Remarks of NDC Chairman and CEO Walter Hoff: "...it will take us longer to reach our intended level of performance...”; Bear Stearns analyst Raymond Falci, report of August 10th, 2004: “As expected, NDC abandoned its eight quarter plan.”

[2] Thomson StreetEvents transcript of NDCHealth Fourth Quarter of Fiscal 2004 Earnings Conference Call, Page 11, Remarks of Lee Adrean, NDC Chief Financial Officer: “...Goldman Sachs with whom we’ve had a historic relationship and have used them in a number of capacities...”; Remarks of Mr. Hoff: “...Goldman, Sachs did not receive a fee for the independent review.”

the sale of the company) to the risk-adjusted value of long-term strategies such as staying management’s course, and then recommending the best strategy for increasing stockholder value.

Why are we making this proposal?

Our Stockholder Value Proposal is intended to give NDC’s stockholders an opportunity to express clearly and unequivocally to the Board their views concerning the prolonged poor performance of NDC’s stock, the failure of management’s Eight-Quarter Plan and the Board’s apparent failure, in our view, to effectively hold management accountable. We believe that the stockholders have not realized the significant value inherent in NDC’s strong market positions and operations due in large part to the strategies that NDC’s executives and Board have executed, or failed to execute. NDC’s stock has significantly underperformed the trading multiples of NDC’s industry peers as well as the average multiples of change of control transactions in NDC’s industry3 (see the section entitled DISCUSSION, “NDC’s Prolonged Poor Performance”). We believe that it is necessary for NDC to hire an independent investment bank to analyze and present all strategic alternatives because NDC’s management and Board have failed to increase stockholder value.

Why should you support the Stockholder Value Proposal?

Because Now Is the Time to Act to Preserve the Value of Our Company

If stockholders do not act now, we may well be subjected to yet another year of poor returns and ineffective action by management and the Board. The Company’s limitations on stockholder-called special meetings and its ban on stockholders acting by written consent substantially inhibit stockholders from taking direct action before next year’s Annual Meeting. We do not believe stockholders should bear that risk.

[3] The Company has been recognized as a potential acquisition target. Banc of America Securities analyst Robert Willoughby, report of August 10th, 2004: “we continue to believe a sale of the Company is in the best interest of all parties.”

The decline of NDC’s performance is an urgent matter that we believe demands the stockholders’ immediate attention and action.

Management and the Board have jeopardized our Company’s significant intrinsic value by allowing performance to decline unchecked, in our opinion. The Eight-Quarter Plan has been abandoned due to poor results thus far and its diminished likelihood of success. Yet management has not, in our opinion, introduced a coherent new strategy nor provided financial guidance beyond the first quarter of fiscal 2005 (the end of which was only four weeks away at the issuance of that guidance). The first quarter earnings forecast that management did provide is even lower than the disappointing performance of the preceding fourth quarter, which was more than 65% below the expectations of Wall Street analysts.4

When we consider what appears to us to be a lack of strategic direction for the Company, the financial performance in fiscal 2004 and management’s projection of eroding first quarter earnings in fiscal 2005, we are highly concerned about the continued stewardship of this management team and Board and the potential erosion of value in NDC’s franchise that may ensue. We believe that the 34% decline in NDC’s stock price on August 10th, 2004 following the release of fourth quarter earnings and first quarter projections, suggests that the investment community not only shares our concerns, but is willing to dump shares into the market as a consequence.5

Management and the Board may argue that current weakness is only temporary and this is not the time to pursue new strategic alternatives to maximize value (as proposed by our Stockholder Value Proposal). We believe that management lacks the credibility to make such claims, having demonstrated, in our opinion, a poor track record for predicting the future performance of our Company6 and a questionable ability — reflected in its past performance — to manage its considerable assets successfully. We also fear that NDC’s significant intrinsic value

[4] Source: FactSet Research Systems

[5] The trading volume of NDC on August 10th, 2004 was 5.5 million as compared with its 60-day average prior, 237,597. Source: FactSet Research Systems

[6] Note prior missed management estimates: third quarter of fiscal 2004 sales and earnings, fourth quarter of fiscal 2004 sales (no earnings forecast)

may erode under the continued stewardship of current management and the Board. If you feel, as we do, that promises of a “very, very deep pipeline” and having “turned the corner”7 are unconvincing and all-too-familiar, we urge you to vote for the Stockholder Value Proposal.

The Stockholders Are Not Receiving the Benefits of NDC’s Highly Valuable Franchise

NDC has the leading or number two market position in its two divisions8, among the leading margins of its self-defined peer group as identified in its 2003 proxy statement (the “Peer Group” or “Peers”), a 75% to 85% recurring revenue business model9, a high potential for earnings growth from operating leverage10 and longstanding operations with blue-chip customers in a high-growth industry.11

Yet in spite of these attractive characteristics, NDC stock is worth more than 45% less today than it was five years ago (August 19th, 1999 through August 18th, 2004), whereas an equal-weighted composite index of its Peers is up over 75% in that time (see charts below). Furthermore NDC stock currently trades at an average earnings multiple more than 35% below that of an unweighted average of its Peers (on several of what we consider key measures of earnings), and more than 50% below the multiples paid in merger/sale transactions of comparable companies in its industry in the last seven years (based on closing prices on August 18th, 2004). Were NDC valued at such multiples, its share price would be over $25 or $40 respectively.

We discuss these issues in more detail below, but we believe that management’s failures, particularly with respect to the Eight-Quarter Plan, and the Board’s failure to demand

[7] Thomson StreetEvents transcript of NDCHealth Fourth Quarter of Fiscal 2004 Earnings Conference Call, Page 9, Remarks of Walter Hoff

[8] NDC website, presentation to Investors, August 11th, 2004, slide 6

[9] CreditSuisseFirstBoston analyst Kevin Berg, report on NDC dated October 30th, 2003: “...we estimate 80%-85 of network services revenue is recurring and 75% of Information Management is recurring.”

[10] CreditSuisseFirstBoston analyst Kevin Berg, report on NDC dated October 30th, 2003: “We believe NDC’s large fixed asset base should allow the Company to generate operating income at a faster rate than it does revenue over the next few year...”; NDC website, presentation to Goldman Sachs Global Healthcare Conference, June 8th, 2004, slide 24

[11] NDC website, presentation to Goldman Sachs Global Healthcare Conference, June 8th, 2004, slides 6 and 8; NDC website About NDCHealth: “1977 - NDC enters the health information business.”

accountability have obscured the high intrinsic value of our Company and caused the stock market to undervalue our shares.

A Vote FOR the Stockholder Value Proposal Is a Vote to Right Our Company’s Course

In April of this year we asked the Board to include a proposal similar to the Stockholder Value Proposal in the Company’s proxy statement for the 2004 Annual Meeting, pursuant to SEC Rule 14a-8, which would not have required us to distribute proxy materials. Management and the Board’s response was to obtain permission from the SEC to reject our proposal because we had not held at least $2,000 in market value of the Company’s stock for at least a year at that time (a technical requirement of Rule 14a-8) — notwithstanding that at that time we were one of NDC’s largest stockholders, with 6.4% of the outstanding stock (more than three times the total ownership of NDC’s Board disclosed in the 2003 proxy statement) and over $53 million invested in the Company. We believe we are currently the second-largest stockholder with 8.3% of the outstanding stock. We subsequently notified NDC, in accordance with its by-laws, of our intention to present the Stockholder Value Proposal at the 2004 Annual Meeting and to separately solicit proxies sufficient for its approval, which avoids this technical requirement. In spite of this, on August 9th, 2004, management stated that they do not intend to provide stockholders the ability to vote for the Stockholder Value Proposal on management’s proxy card for the Annual Meeting.12 We believe that the Board’s continued adherence to the long-range visions promised by management, and their unwillingness to provide stockholders an opportunity to vote on the Stockholder Proposal, suggest that the Board is highly unlikely to undertake such a process on their own.

Since the submission and rejection of our original proposal, stockholders have been rewarded with a fourth quarter performance that precipitated a 34% drop in the stock price and was branded by Wall Street analysts as “What a Mess” and “Near Worst-Case Scenario.”13 We

[12] Thomson StreetEvents transcript of NDCHealth Fourth Quarter of Fiscal 2004 Earnings Conference Call, Page 9, Remarks of Walter Hoff. We have requested that NDC reconsider this position.

[13] CreditSuisseFirstBoston analyst Kevin Berg, title of report on NDC dated August 10th, 2004; Banc of America Securities analyst Robert Willoughby, title of report on NDC dated August 10th, 2004 believe it is apparent that the status quo is no longer acceptable — it is long past time for this Board to seek advice on enhancing stockholder value from an objective source.

We fear that if stockholders do not act now to demand that the Board explore other alternatives to enhance stockholder value, we will be engaged in this debate again at this time next year. In the meantime, our Company’s significant intrinsic worth may erode. Remember that much of our Company’s value is in its ongoing operations and market positions, not in its hard assets. Ineffectual leadership of those operations over a longer period of time can be expected to result in weakened performance and earnings, decreased intrinsic value, and a lower stock price. We believe our continued patience will be rewarded in the same fashion as our past faith in the Eight-Quarter Plan — with continued poor performance and declining value of our investment as a result of management’s unfulfilled visions and unexecuted long-term strategies.

Who Can Vote At The 2004 Annual Meeting?

NDC has given notice that the Record Date for the 2004 Annual Meeting is September 3rd, 2004. Stockholders of the Company as of the Record Date are entitled to one vote for each share of Common Stock of the Company held on the Record Date. Although we therefore do not yet know the number of shares of Common Stock that will be issued and outstanding on the Record Date, NDC stated in its Form 10-K filed on August 11th, 2004, that there were 36,081,294 shares of its Common Stock outstanding on August 5th, 2004.

How Do You Vote By Proxy?

To approve the Stockholder Value Proposal, promptly sign, date and mail the enclosed BLUE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the 2004 Annual Meeting or not, we encourage you to complete and return the enclosed BLUE Proxy Card. Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the BLUE proxy card but do not make any specific choices, your proxy will vote your shares “FOR” the Stockholder Value Proposal, but will not be voted for the election of NDC’s nominees for directors.

If any matter of which we are unaware a reasonable time before the 2004 Annual Meeting is presented at the Meeting, the persons named on the enclosed BLUE proxy card will vote in accordance with their best judgment concerning such matter. At the time this Proxy Statement was first furnished to stockholders, we knew of no matters that would be acted upon at the 2004 Annual Meeting, other than the Stockholder Value Proposal and Election of Directors.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that institution can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such institution and instruct that person to execute and return the BLUE proxy card on your behalf. You should also sign, date and mail the voting instruction form that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted.

Remember that your vote is important regardless of the number of shares you own. Please act today by signing, dating and mailing your BLUE proxy card. Remember, do not sign any proxy card sent to you by NDC, not even as a vote of protest. A later-dated NDC proxy card will revoke a previously executed BLUE proxy card.

Who Can You Call If You Have Questions?

If you have any questions concerning this Proxy Statement or need help voting your shares, please call MMI’s proxy solicitor, Innisfree M&A Incorporated at

***

In our analysis of NDC in this Proxy Statement, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from public sources. We have not made any independent evaluation or appraisal of the assets or liabilities of NDC. While we believe that the analysts’ reports referred to in this Proxy Statement reflect their respective best judgments on the dates of such reports, we have not independently reviewed the assumptions underlying those reports or the risks and uncertainties to which their analyses are subject. Our views are necessarily based on economic, market, financial and other conditions as they existed, and on the information publicly available to us, as we prepared this Proxy Statement.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations and the beliefs and expectations of analysts and others, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements include, among others, our statements and those of analysts or others regarding NDC’s business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, objectives, likelihood of success in implementing its strategy and achieving its objectives, market valuations of NDC’s stock, and the extent of any interest of potential acquirors of NDC and the price and timing and other terms upon which any acquisition of NDC might be made.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our beliefs and assumptions (or those of analysts or others, as the case may be), which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the potential receptiveness of the market to valuation of NDC at levels reflecting multiples at which its “Peers” (as defined in this Proxy Statement) are valued, the level of interest of any potential acquirors of NDC and their valuations of NDC, the effects on market valuations and any acquiror’s interest in NDC of its future performance (which future performance is itself subject to uncertainties concerning matters cited in the “Cautionary Notice Regarding Forward Looking Statements” included in NDC’s Annual Report on Form 10-K filed August 11th, 2004) and the manner in which any investment bank that may be engaged by NDC performs that engagement.

These assumptions could prove inaccurate, and forward-looking statements also involve risks and uncertainties. Accordingly, actual outcomes could differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on our current assumptions and expectations. You should recognize these statements for what they are and not rely on them as facts. Further, forward-looking statements speak only as of the date they are made, and, except to the extent required by law, we undertake no obligation to update publicly any of them in light of new information or future events.

DISCUSSION

NDC’s Prolonged Poor Performance

As of August 18th, 2004 (two days prior to the filing of this Proxy Statement — all references herein to the current price of NDC stock refer to the closing price on this date), NDC’s stock price is over 45% lower than it was five years ago and over 60% lower than it was three years ago. Over the last five years NDC’s stock price has also been highly volatile, with average annual highs over 55%, and lows over 10%, above the current price. Simply put, an opportunistic trader could have profited by exploiting what we view as NDC management’s frequent missteps and the stock’s associated high volatility, but true long-term investors who purchased NDC stock five years ago in the hopes of seeing the value of their investment increase were rewarded with an overall negative return and several points where their stock was worth less than half their original purchase price.14

[14] FactSet Research Systems Inc.

NDC’s stock performance fares even worse on a relative basis than an absolute one. Whereas $100 invested in an equal-weighted composite index of the Peers five years ago is worth $178.88 today, a similar investment in NDC is worth $54.31. Even in the depths of the last recession (in late 2002) when NDC’s stock price fell to less than half its value of five years ago, the value of $100 invested in the Peers’ index never fell below $85.

These results are partially due to the fact that the market does not ascribe to NDC’s earnings the value that it ascribes to its Peers’. Even using the current forecasts presented by Wall Street analysts, which we feel are depressed due to NDC’s recent earnings and operational disappointments and the lack of management guidance, NDC’s stock trades at an average multiple 35% below that of its Peers on several key measures of earnings:15

[15] Reuters consensus estimates, various Wall Street research such as Jefferies & Co. analyst David Francis report on IDX Systems Corp., dated July 29th, 2004 and WR Hambrecht & Co. analyst Sean Wieland report on Cerner Corp., dated July 22nd, 2004.

•	If NDC were valued at the simple average of its Peers’ multiples of Wall Street analysts’ estimates of NDC’s calendar 2005 net earnings, the value of our stock would increase by more than 50%.

•	If our shares were valued at the simple average of NDC’s Peers’ multiples of Wall Street analysts’ estimates of NDC’s EBITDA (earnings before interest, taxes, depreciation and amortization) for calendar 2005, the value of our stock would increase by over 85%.

•	If this average multiple of EBITDA were capital-weighted on the basis of market value (in order to more closely align NDC with the larger members of its Peer Group), the value of our stock would increase by over 95%.

The discount at which NDC trades is even greater when compared with the average prices paid in change-of-control transactions for companies in NDC’s industry. As we stated above, NDC has been characterized in certain Wall Street research as a takeover target. If NDC were sold at the simple average multiple of last-twelve-months EBITDA and net earnings paid over the last seven years for companies we view as comparable, its shares would be worth between $42 and $68.16

The Failures of Management and the Eight-Quarter Plan

Management failed to meet their self-established objectives from the Eight-Quarter Plan in several key areas:

Earnings Estimate Shortfalls:	In fiscal 2004 NDC produced revenue of $457 million[17], 4% to 7% below the Eight-Quarter Plan forecast of $475mm-$490mm. 2004 net earnings per share (“EPS”) was $0.95,[18] 16% to 28% below the Eight-Quarter Plan

[16] Documents filed with the SEC and acquiror/target press releases

[17] Including operations discontinued in the fourth quarter of fiscal 2004, in order to compare fairly with prior issued Eight-Quarter Plan targets

[18] Reported EPS from continued operations of $0.74 plus $0.21 of non-recurring restructuring charges per NDC fourth quarter of fiscal 2004 earnings press release dated August 9th, 2004, page 1 forecast of $1.13-$1.32 (excluding restructuring charges). NDC’s 2004 results were so far below the Eight-Quarter Plan forecast that NDC management suspended its 2004 earnings and cash flow guidance and reduced its revenue forecast following the third quarter of fiscal 2004. Still, management failed to meet the reduced revenue target for fiscal 2004, even though it had been released only six weeks before the end of the fourth quarter.

Sales Growth Disappointments:[19]	The Eight-Quarter Plan projected fiscal 2004 revenue growth in NDC’s Network Systems and Services segment (“Network”) of a low double digit to mid-teens rate. 2004 Network growth was in fact at least 24% below this target, at 7.6%.

The Eight-Quarter Plan projected fiscal 2004 single-digit revenue growth in NDC’s Information Management segment (“IM”). 2004 IM growth was in fact at least 90% below this target, at 0.1%.

Operating Margin Disappointment:	The Eight-Quarter Plan forecast expansion of Network operating margins in 2004. In fact, Network operating margins declined nearly 20% to 19.5%.

In the midst of the collapse of the Eight-Quarter Plan, NDC stockholders have also witnessed the following:

•	an investigation by a special committee of the Board which yielded a mid-year change in revenue recognition policy;

[19] For purposes of sales growth and operating margin, we have combined the Pharmacy Benefit Services division with the Network Systems and Services division to compare fairly with the reporting structure at the time of the issuance of the Eight-Quarter Plan.

•	the initiation of an informal SEC inquiry and several class action lawsuits;

•	the fourth quarter writedowns of an e-prescribing venture and an IM product line, resulting in pre-tax charges totaling $6 million; and

•	the reassignment of the Chief Financial Officer and recruitment of a new CFO.

We believe the circumstances surrounding the hiring of a new CFO, in particular, expose a Board and management team that is reactive to problems rather than proactive in avoiding them. We also believe that bringing in a CFO who, although well respected, is a former colleague of the current management team suggests that the Board is not interested in increasing accountability for management. Such leadership threatens to erode further the intrinsic value of our Company.

Prior to the Eight-Quarter Plan however, long-term NDC investors were already all too familiar with earnings and operational disappointments from management.

Corporate Development Failures:	In June, 2001, NDC agreed to sell its physician network services business for a minority stake in MedUnite, Inc. valued at $52.6 million. By January, 2003, when MedUnite, Inc. was acquired by ProxyMed Inc., NDC had written its entire investment down to nothing and taken an additional loss on unrecoverable accounts receivable from MedUnite, Inc. for a total loss of over $56 million.

In May, 2002, NDC announced the two-stage purchase of the remaining shares of TechRX Incorporated it did not already own. This purchase was at a valuation of approximately 4.5x fiscal 2002 revenue, for a business with essentially flat revenue growth and net losses in the prior twelve months. This purchase price (which does not include significant development capital invested since the acquisition) is more than twice the multiple of revenue at which NDC currently trades.

Disappointed Street Expectations:	In March of 2003, NDC announced third quarter of fiscal 2003 revenue and earnings below the consensus expectations of Wall Street analysts (informed by NDC’s fiscal 2003 annual forecast) and lowered both their fiscal 2003 revenue and EPS forecasts, causing the stock to plummet 33% in a day.[20]

Persistent Operational Weaknesses:	Despite several years in operation, strong growth and annualized revenue of over $20 million, management has produced persistent losses in their European operations. Presently NDC is generating net after-tax losses in Europe at a rate of nearly $3 million dollars per year, or $0.08 per share annually. These losses and the lack of profitable visibility have finally prompted management to classify these operations as “discontinued” in the hopes that NDC will recoup their investment through a sale of these operations.

NDC’s Board: Lack of Accountability, Sub-Standard Corporate Governance Practices

Throughout these various missteps, NDC’s Board, in our view, has seemingly failed to hold management accountable. We believe this is partially due to sub-standard corporate governance practices that inhibit Directors’ accountability to stockholders:

Staggered Board:	NDC maintains a “staggered” or classified board — a policy which a 2002 study by Harvard University professors, Lucian Bebchuk, John Coates and Guhan Subramainian found nearly doubles the likelihood of a company remaining independent and typically results in an 8% to 10% loss of value in companies targeted for acquisition by an uninvited suitor.[21]

[20] FactSet Research Systems Inc.; NDC third quarter of fiscal 2003 earnings press release dated March 19th, 2003

[21] “The Powerful Antitakeover Force of Staggered Boards: Theory, Evidence, and Policy”, 54 Stanford Law Review 887-917 (2002)

Poison Pill:	NDC also maintains a “poison pill” or “stockholder rights plan” to defend against unsolicited acquisition offers.

Limited Ability to Call Meetings:	Stockholders are limited in their ability to call a special stockholders meeting. A majority of all shares are required to call such a meeting, thereby requiring a dissatisfied stockholder to wage two expensive, widespread solicitations, one to call the Special Meeting and then one to consider whatever action they deem vital to the interests of the Company.

No Written Consent:	Stockholders are prohibited from taking action by written consent.

Supermajority Vote Required:	A super-majority vote is required for approval of certain business combinations or mergers as well as amendment of certain provisions of the Company’s certificate of incorporation and by-laws, including the rescinding of the classified Board.

Governance provisions such as these are contrary to the guidelines for corporate governance best practices issued by leading advocates of stockholder democracy, such as Institutional Shareholder Services (ISS).

Furthermore we believe the Board’s consolidation of power in combining the Chairman and Chief Executive offices (and subsequent reliance on the mechanism of a Lead Independent Director) represents a choice to meet only the minimum requirements of effective governance. We believe such a consolidation of power protects a management team in spite of erratic results, missed targets and failed strategic plans, particularly when the lead independent director (who we believe has the responsibilities of a de facto independent chairman) appears not to have an operational background that would demonstrate he is qualified to run the company. NDC’s Lead Independent Director, Neil Williams, is a retired general counsel to an investment firm, a former partner in a law firm, and a director of a private packaging business and a public lighting fixture company. NDC’s 2003 proxy statement description of Mr. Williams reports no significant experience in the healthcare or information technology industries, let alone any experience in the operational management of a public company. We believe that this is not a director who is well positioned to hold Chairman and CEO Walter Hoff accountable. This may be the reason that the Board has continued to reward Chairman and CEO Hoff with stock options in spite of the long-standing poor performance and undervaluation of NDC’s stock.

Given the insulation provided to the Board by NDC’s governance structures, one of the few avenues available to stockholders dissatisfied with the status quo is the stockholder proposal process. We are convinced that the Board of NDC has lost touch with its true constituency, the Company’s stockholders, and has lost sight of its true purpose, the creation of stockholder value. Our proposal, while precatory in nature, is intended to send an unmistakably clear message to the Board to address this issue. A substantial vote in favor will do just that.

Intrinsic Value of NDC and Likely Outcomes of the Strategic Alternatives Review

In spite of NDC’s poor stock performance and management and Eight-Quarter Plan failures, it remains, we believe, a highly valuable company with an intrinsic worth well above the current market price. It is, we believe, a testament to the inherent attractiveness of NDC’s operations that it remains as strong operationally as it has under the recent circumstances.

Leading Margin Profile:	Despite the recent weakness, NDC’s margins remain among the highest in its industry. Notably, the Company’s EBITDA margin over the last twelve months is 27%, nearly twice the average of its Peers.[22]

Strong Market	NDC’s operational strength is largely derived from its dominant market

[22] Documents filed with the SEC and press releases

Positions:	share of pharmacy transaction processing. NDC processes over 75% of U.S. third-party pharmacy claim transactions. Furthermore NDC occupies the number one market positions in its Hospital and Physician markets. NDC’s IM group has the number two position in pharmaceutical sales and marketing informatics, with marquee pharmaceutical manufacturing clients such as Pfizer Inc. and GlaxoSmithKline PLC.[23]

Recurring Revenue:	Because of the transactional nature of NDC’s Network business and the long-term nature (typically two to five years) of NDC’s IM contracts, a large portion of NDC’s revenue base is of a recurring nature. For instance, research analyst Kevin Berg of CreditSuisseFirstBoston estimates that 80% to 85% of Network and 75% of IM revenues are recurring.

Excellent Product Suite:	We believe, based on industry research and our own customer due diligence, that NDC’s product offerings are among the broadest product suites in its industry[24] and in some cases represent a significantly greater value with higher reliability than NDC’s competitors.

Robust Operating Leverage:	Due to the fixed cost nature of the system architecture that supports Network, and the pay-per-prescription cost model in IM, the Company has a largely fixed expense structure that, with rising revenue, we believe should generate significantly higher margins and profits. This operating leverage should be even more dramatic for an acquiror with existing similar infrastructure that could be leveraged through the addition of NDC’s customer and recurring revenue base.

[23] NDC website, presentation to Goldman, Sachs Global Healthcare Conference, June 6th, 2004, slides 7-8

[24] CreditSuisseFirstBoston analyst Kevin Berg, report on NDC dated October 30th, 2003: “NDC offers one of the broadest sets of services and products in all of healthcare.”

Long-Standing Operations in a Growing Industry:	NDC has been operating continuously in the Healthcare Information Technology industry for 27 years and today counts more than 85% of North American pharmacies among its customer base.[25] The overall Healthcare Information Technology industry has been highlighted as a key growth area by several of the world’s largest healthcare technology providers, such as General Electric Co. and Philips Electronics N.V.[26]

We are concerned that certain of these positive characteristics — such as NDC’s intrinsic operating leverage — may not be fully capitalized on due to failures of management and the Board to optimize our Company’s performance. Fortunately, if management or the Board is unable to maximize stockholder value through the execution of an operational strategy, we believe all of these investment characteristics would drive significant value through several other strategic alternatives.

It is very difficult to speculate as to the likeliest outcome of the proposed strategic alternatives review. However one reason we are eager for NDC to hire an investment bank and undergo a review of all strategic alternatives is that our own analysis and valuation work to date suggest a compelling possibility that NDC may generate significant value for stockholders through a sale of the Company. We believe the potential valuations (based upon Wall Street growth and performance estimates) are compelling:

Discounted Cash Flow Valuation:	A discounted cash flow model suggests a valuation for NDC of $24-$28, using what we consider to be conservative discount and perpetual cash flow growth rates of, respectively, 9% and 1 to 1.5 times US gross domestic product growth.

Strategic Acquiror	Were NDC sold in line with the earnings multiples in transactions in its
Valuation:	industry over the last seven years, stockholders would receive $42 to $68 per share, well over three times the current value of their NDC stock.

[25] NDC 2004 10-K, filed August 11th, 2004, page 10

[26] General Electric Co. website, “GE Healthcare IT: Building a Healthcare Growth Business”, June 20th, 2003, slide 8; Philips Electronics N.V. website, “Philips Medical Systems: 14% and Beyond”, November 5th, 2003, slide 13

Leveraged Buy-Out Valuation:	We believe that even a financial sponsor, with no operational synergies and no stock price for currency, could afford to acquire NDC at a premium of more than 50% to the current price.

We are not alone in reaching such judgments. In his report of August 10th, 2004, Banc of America Securities research analyst Robert Willoughby states, “we continue to believe a sale of the Company is in the best interest of all parties.” In a prior report dated April 28th, 2004, Willoughby states that NDC could command a multiple of ten to twelve times calendar 2004 EBITDA. Were passage of the Stockholder Value Proposal at the 2004 Annual Meeting to result in a sale of the Company in early 2005, it could yield a premium to the current share price, using Willoughby’s multiples and current Wall Street estimates of calendar 2005 EBITDA, of more than 90% to more than 135%, or $26 to $33 per share.27

Were NDC to seek an acquiror in a proactive, properly presented and marketed manner, we believe that a qualified investment bank conducting an auction would find a broad and robust universe of well-capitalized, highly interested potential suitors among several categories. As Willoughby also states in the report of April 28th, “We believe there are many logical acquirors for NDC....” Certain categories of potential acquirors follow, all of which we believe contain large companies with significant cash balances, readily available sources of financing, publicly-traded stock with higher valuation multiples than NDC, and successful acquisition and integration track records:

Direct Competitors:	Other companies participating in the healthcare connectivity market may have interest in acquiring NDC, and could potentially realize significant synergies.

[27] Reuters consensus estimates

Industry Participants:	This would include companies with similarly broad exposure to the pharmacy market.

Comparable Service Providers:	It is important to note that NDC was originally the parent of Global Payments Inc. and performed both healthcare and financial transactions within the same corporation and infrastructure. We believe that providers of comparable services to NDC, such as those companies providing the execution of financial transactions, or financial transaction services, may have a strategic interest in expanding into healthcare transaction execution. Furthermore, we believe these companies may find the acquisition of NDC synergistic due to significant cost savings.

Potential Industry Entrants:	We believe, based upon recent merger and acquisition activity within the healthcare information technology industry, that there may be potential interest in an acquisition of NDC by several large industrial conglomerates with a focus on healthcare.

OUR STOCKHOLDER VALUE PROPOSAL

We intend to present the following proposal at the 2004 Annual Meeting:

RESOLVED, that due to the prolonged poor performance of the stock and the failure to date of Management’s “Eight-Quarter Plan”, the stockholders of NDC Health Corporation (the “Company” or “NDC”) hereby request that the Board of Directors engage a leading investment bank to analyze, and provide a written report to the full Board on, all strategic alternatives available to the Company for maximization of stockholder value, including but not limited to acquisitions, divestitures, recapitalizations and sale to or merger with a third-party.

Consistent with applicable law, this proposal is merely a recommendation to the Board and its passage cannot compel action. However, a substantial stockholder vote in favor should, in our opinion, be regarded as a persuasive instruction to the Board to obtain sophisticated financial advice as to the available options for maximizing stockholder value.

MMI Investments believes that it is in your best interest to approve the Stockholder Value Proposal at the 2004 annual meeting. Please sign and date the BLUE proxy card and return it in the enclosed envelope whether or not you plan to attend the 2004 annual meeting.

VOTING PROCEDURES

For the proxy solicited hereby to be voted, the enclosed BLUE proxy card must be signed, dated, and returned to MMI Investments c/o Innisfree M&A Incorporated (“Innisfree”), in the enclosed envelope in time to be voted at the 2004 Annual Meeting. If you wish to vote for the Stockholder Value Proposal, you should submit the enclosed BLUE proxy card and must NOT submit the Company’s proxy card. If you have already returned the Company’s proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed BLUE proxy card. Only your latest dated proxy will count at the 2004 Annual Meeting. Execution of a BLUE proxy card will not affect your right to attend the 2004 Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation or a later dated, duly executed proxy; (ii) submitting a duly executed proxy bearing a later date to MMI; or (iii) attending and voting at the 2004 Annual Meeting in person. Attendance at the 2004 Annual Meeting will not in and of itself constitute a revocation.

Shares of Common Stock represented by a valid, unrevoked BLUE proxy card will be voted as specified. You may vote for the Stockholder Value Proposal or withhold authority to vote on such proposal by marking the proper box on the BLUE proxy card. In addition, if we receive the consent of NDC’s nominees for director to being named as such in our Proxy Statement, you will be able to vote for any or all of those nominees or withhold authority to vote for them by marking the proper boxes on the BLUE proxy card. Shares represented by a BLUE proxy card where no specification has been made will be voted for the Stockholder Value Proposal, but will not be voted for the election of NDC’s nominees for directors. Stockholders voting by returning the BLUE proxy card would not be able to vote for any director nominee who fails to consent.

Except as set forth in this Proxy Statement, MMI is not aware of any matter to be considered at the 2004 Annual Meeting. If any other matter is presented at the 2004 Annual Meeting, the persons named on the enclosed BLUE proxy card will vote in accordance with their best judgment concerning such matter.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that institution can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such institution and instruct that person to execute and return the BLUE proxy card on your behalf. You should also sign, date and mail the voting instruction form (or BLUE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the 2004 Annual Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the 2004 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares you own on the Record Date or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

The shares of Common Stock are the only shares of capital stock of NDC entitled to notice of, and to vote at, the 2004 Annual Meeting. See “Who Can Vote at the 2004 Annual Meeting” for information about the number of shares of Common Stock outstanding and entitled to vote as of the Record Date. Every holder of shares of Common Stock is entitled to one vote for each Common Share held. In accordance with NDC’s by-laws, at the 2004 Annual Meeting, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required for the purpose of a quorum. For the Stockholder Value Proposal to be adopted at the 2004 Annual Meeting if a quorum is present, it will be necessary that the Stockholder Value Proposal receive the favorable votes of the holders of a majority of the shares of Common Stock present in person or represented by proxy. For the election of directors, nominees receiving a plurality of the votes cast at the 2004 Annual Meeting in person or by proxy will be elected as directors. “Plurality” means that the nominees who receive the largest number of votes cast will be elected as directors. Shares not voted will have no effect on the election of directors.

BLUE proxy cards will be voted on the Stockholder Value Proposal but will be voted on the election of directors only if NDC’s nominees for director consent to being named as such in this Proxy Statement. Our definitive Proxy Statement will indicate whether or not such consent is received. In the absence of such consent, BLUE proxy cards will not be counted in determining, and will not affect, voting results for the election of directors. Broker non-votes with respect to the Stockholder Value Proposal or the election of directors as the case may be, will be treated as absences and, therefore, will not be counted in determining, and will not affect voting results on such matter. Abstentions will not be counted in determining, and will not affect, voting results on the election of directors, but will have the effect of negative votes with respect to the Stockholder Value Proposal. Abstentions and broker non-votes (and BLUE proxy cards even if unable to be voted for the election of directors) will be counted in the determination of a quorum. Inspectors of election that are appointed by the Board or, if no such appointment is made, by the presiding officer at the 2004 Annual Meeting, will tabulate the votes cast.

If you have questions, or need further assistance, please call our proxy solicitor, Innisfree M&A Incorporated at                     .

SOLICITATION OF PROXIES

In connection with MMI’s solicitation of proxies for use at the 2004 Annual Meeting, such proxies may be solicited by mail, courier service, advertisement, telephone, e-mail, telecopier or other electronic means, and in person. Solicitations may be made by the partners, managers, officers and other employees of MMI and its general partner, MCM Management, LLC, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees, and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

We will be retaining Innisfree for solicitation and advisory services in connection with the solicitation of proxies at its customary fee, together with reimbursement for its reasonable out-of-pocket expenses. Innisfree has informed us that it will employ up to approximately 40 persons to solicit proxies for use at the 2004 Annual Meeting.

We will pay all expenses associated with any solicitation of proxies by us in connection with the 2004 Annual Meeting. We do not intend to seek reimbursement for such expenses from NDC or any other party or parties. We estimate that the costs incidental to our solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses would be approximately $                    . Total costs incurred to the date of this Proxy Statement by us have been approximately $                    .

CERTAIN INFORMATION ABOUT NDC

NDC is a Delaware corporation with its principal executive office located at NDC Plaza, Atlanta, Georgia 30329-2010. The telephone number of NDC is (404) 728-2000.

NDC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by NDC with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Documents filed electronically by NDC are also available to the public at the SEC’s Web site (http://www.sec.gov).

Schedule I sets forth certain information obtained from documents filed with the SEC with respect to NDC concerning the ownership of shares of Common Stock by directors and executive officers of NDC and by other persons who own more than five percent of the outstanding shares of Common Stock.

MMI anticipates that NDC’s definitive proxy statement for the 2004 Annual Meeting will contain information concerning, among other things, (i) the background of NDC’s nominees for the Board, (ii) the compensation paid and payable to NDC’s directors and executive officers, (iii) the committees of NDC’s Board and their responsibilities; and (iv) the meetings of NDC’s Board and all committees thereof. MMI assumes no responsibility for the accuracy or completeness of such information.

STOCKHOLDER PROPOSALS FOR THE NDC 2005 ANNUAL MEETING

MMI anticipates that NDC’s definitive proxy statement will furnish information concerning:

•	the deadline for submitting to NDC any stockholder proposal to be considered for inclusion in the proxy statement to be distributed by NDC in connection with its 2005 Annual Meeting of Shareholders; and

•	the deadline for submitting to NDC any stockholder proposal that is not submitted for inclusion in NDC’s proxy statement to be distributed in connection with its 2005 Annual Meeting, but is instead sought to be presented directly to the stockholders at the 2005 Annual Meeting.

INFORMATION CONCERNING MMI AND OTHER

PARTICIPANTS IN THE SOLICITATION

Information concerning MMI, MCM Management, LLC, John S. Dyson, Clay B. Lifflander, Alan L. Rivera, Jerome J. Lande, and Craig Rosenblum who are “participants” in the solicitation contemplated by this Proxy Statement, as defined in the proxy rules promulgated by the SEC under the Exchange Act, is set forth below and on Schedules II and III, hereto, furnishing information as to:

•	the beneficial ownership of, and certain transactions in, NDC Common Stock by the participants in the solicitation contemplated by this Proxy Statement, and

•	the principal business address and the principal occupation or employment of the participants in the solicitation contemplated by this Proxy Statement who are individuals.

MMI is a Delaware limited partnership formed for the purpose of investing in publicly traded securities that we believe are substantially undervalued. MCM Management, LLC (“MCM Management”), a Delaware limited liability company, is our general partner and its principal business is managing investments in publicly traded securities. All of the participants who are individuals are limited partners of MMI and members of MCM Management.

MMI has retained Sonnenschein Nath & Rosenthal LLP to act as its legal counsel with respect to matters related to this proxy solicitation.

The following persons may communicate with stockholders of NDC in the manner contemplated by this Proxy Statement on behalf of MMI: John S. Dyson, Clay B. Lifflander, Alan L. Rivera, Jerome J. Lande and Craig Rosenblum.

Except as set forth in this Proxy Statement (including the Schedules hereto), none of MMI or any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any shares of Common Stock or any other securities of the Company or any of its subsidiaries; (ii) has had any relationship with the Company in any capacity other than as a stockholder, or is or has been a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year with respect to any shares of the Company; (iii) knows of any transactions since the beginning of the Company’s last fiscal year, currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest; (iv) has any substantial interest in the matters to be voted on at the 2004 Annual Meeting, other than an interest, if any, as a stockholder of the Company; or (v) has been indebted to the Company or any of its subsidiaries.

In addition, other than as set forth in this Proxy Statement (including the Schedules hereto), there are no contracts, arrangements or understandings entered into by MMI or any other participant in this solicitation within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition, none of MMI or any other participant in this solicitation or any of their respective associates has been engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, or a sale or other transfer of a material amount of assets; or has had any other transaction (other than this proxy solicitation and matters incidental thereto) with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC.

Except as set forth in this Proxy Statement (including the Schedules hereto), none of MMI or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

ADDITIONAL INFORMATION

MMI assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, filings of NDC with the SEC.

Questions, or requests for additional copies of this Proxy Statement, should be directed to:

INNISFREE M&A INCORPORATED

501 MADISON AVENUE, 20th FLOOR

NEW YORK, NY 10022

TEL: __________________

FAX: __________________

APPENDIX A

LETTERS OF MMI INVESTMENTS, L.P. TO NDC’S NOMINEES FOR DIRECTOR

[MMI Investments, L.P. Letterhead]

August 20, 2004

VIA FEDERAL EXPRESS

Ms. J. Veronica Biggins
Member, Board of Directors
c/o NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010

Dear Ms. Biggins:

     We are writing to you because you are a director of NDC Health Corporation (“NDC”) whose term expires this year and we have therefore assumed, in the absence of public disclosure to the contrary, that you intend to stand for reelection to NDC’s board of directors at the 2004 Annual Meeting. (We are sending a similar letter to each of your colleagues whose term expires this year.) If you will not stand for reelection, we would appreciate your so advising us, in which event we would ask for no other response to this letter.

     As you may know, we have delivered notice to NDC of our intention to present a motion at its 2004 Annual Meeting, and of our intention to solicit proxies in support of that motion. Our Stockholder Value Motion is as follows:

“RESOLVED, that due to the prolonged poor performance of the stock and the failure to date of Management’s “Eight-Quarter Plan”, the stockholders of NDC Health Corporation (the “Company” or “NDC”) hereby request that the Board of Directors engage a leading investment bank to analyze, and provide a written report to the full Board on, all strategic alternatives available to the Company for maximization of stockholder value, including but not limited to acquisitions, divestitures, recapitalizations and sale to or merger with a third-party.”

     As explained in our preliminary proxy material filed with the SEC today, a copy of which is enclosed, we believe that NDC is not on the right course, and that it is therefore of critical importance to its stockholders that they be afforded an opportunity to formally request that NDC’s Board engage an investment bank to analyze NDC’s strategic alternatives. It is for this reason that we determined to proceed with our proxy solicitation.

     We will not be offering our own nominees for NDC’s Board and it is not our preference to oppose your election to the Board. Accordingly, we are asking your consent to allow us to solicit proxies with respect to your election as a director of NDC, as is contemplated by our enclosed preliminary proxy material. Upon receiving your consent we would make no recommendation as such with respect to the vote on your election, but we would vote in favor of that election any proxy cards that are properly executed and dated and are marked in favor of your election. If you give your consent, this will afford stockholders the opportunity to vote on our proxy card for our Stockholder Value Proposal and also vote for your election as a director.

     Although SEC Rule 14a-4(d) would allow us to solicit proxies in your favor without your consent if we were also soliciting proxies for a nominee of our own, it does not permit us — because we have designated no nominee for NDC’s Board — to solicit proxies with respect to your election without your consent. If you avail yourself of this technical provision and advise us that you are unwilling to so consent, we will have no choice but to proceed with a proxy card that cannot be voted for you as a director. Accordingly, absent your consent before our proxy material is finalized, persons returning our proxy card will not vote on your election as a director, as a result of which you should expect to receive fewer votes than you would have if your consent had been given, and our proxy material will have to explain to NDC’s stockholders that their inability to vote in the election of directors on our card is the result of that refusal to consent.

     We trust you will agree that the interest of NDC’s stockholders in the free exercise of their franchise on matters coming before the Annual Meeting requires your consent under these circumstances to our soliciting proxies with respect to your election. Accordingly, we ask that you consent to being named in our proxy statement as a nominee for NDC’s Board of Directors (and to serve as a director if so elected) by signing the consent below on the enclosed copy of this letter and returning it to us in the enclosed Federal Express envelope.

     We look forward to hearing from you as soon as possible.

Very truly yours,

MMI INVESTMENTS, L.P.

By:	MCM Management, LLC, General Partner

By:	/s/ JEROME J. LANDE

Jerome J. Lande
Vice President

     I consent to being named as a nominee for director of NDCHealth Corporation in MMI’s proxy statement and to serve as such if elected.

J. Veronica Biggins

[MMI Investments, L.P. Letterhead]

August 20, 2004

VIA FEDERAL EXPRESS

Ms. Terri A. Dial
Member, Board of Directors
c/o NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010

Dear Ms. Dial:

     We are writing to you because you are a director of NDC Health Corporation (“NDC”) whose term expires this year and we have therefore assumed, in the absence of public disclosure to the contrary, that you intend to stand for reelection to NDC’s board of directors at the 2004 Annual Meeting. (We are sending a similar letter to each of your colleagues whose term expires this year.) If you will not stand for reelection, we would appreciate your so advising us, in which event we would ask for no other response to this letter.

     As you may know, we have delivered notice to NDC of our intention to present a motion at its 2004 Annual Meeting, and of our intention to solicit proxies in support of that motion. Our Stockholder Value Motion is as follows:

“RESOLVED, that due to the prolonged poor performance of the stock and the failure to date of Management’s “Eight-Quarter Plan”, the stockholders of NDC Health Corporation (the “Company” or “NDC”) hereby request that the Board of Directors engage a leading investment bank to analyze, and provide a written report to the full Board on, all strategic alternatives available to the Company for maximization of stockholder value, including but not limited to acquisitions, divestitures, recapitalizations and sale to or merger with a third-party.”

     As explained in our preliminary proxy material filed with the SEC today, a copy of which is enclosed, we believe that NDC is not on the right course, and that it is therefore of critical importance to its stockholders that they be afforded an opportunity to formally request that NDC’s Board engage an investment bank to analyze NDC’s strategic alternatives. It is for this reason that we determined to proceed with our proxy solicitation.

     We will not be offering our own nominees for NDC’s Board and it is not our preference to oppose your election to the Board. Accordingly, we are asking your consent to allow us to solicit proxies with respect to your election as a director of NDC, as is contemplated by our enclosed preliminary proxy material. Upon receiving your consent we would make no recommendation as such with respect to the vote on your election, but we would vote in favor of that election any proxy cards that are properly executed and dated and are marked in favor of your election. If you give your consent, this will afford stockholders the opportunity to vote on our proxy card for our Stockholder Value Proposal and also vote for your election as a director.

     Although SEC Rule 14a-4(d) would allow us to solicit proxies in your favor without your consent if we were also soliciting proxies for a nominee of our own, it does not permit us — because we have designated no nominee for NDC’s Board — to solicit proxies with respect to your election without your consent. If you avail yourself of this technical provision and advise us that you are unwilling to so consent, we will have no choice but to proceed with a proxy card that cannot be voted for you as a director. Accordingly, absent your consent before our proxy material is finalized, persons returning our proxy card will not vote on your election as a director, as a result of which you should expect to receive fewer votes than you would have if your consent had been given, and our proxy material will have to explain to NDC’s stockholders that their inability to vote in the election of directors on our card is the result of that refusal to consent.

     We trust you will agree that the interest of NDC’s stockholders in the free exercise of their franchise on matters coming before the Annual Meeting requires your consent under these circumstances to our soliciting proxies with respect to your election. Accordingly, we ask that you consent to being named in our proxy statement as a nominee for NDC’s Board of Directors (and to serve as a director if so elected) by signing the consent below on the enclosed copy of this letter and returning it to us in the enclosed Federal Express envelope.

     We look forward to hearing from you as soon as possible.

Very truly yours,

MMI INVESTMENTS, L.P.

By:	MCM Management, LLC, General Partner

By:	/s/ JEROME J. LANDE

Jerome J. Lande
Vice President

     I consent to being named as a nominee for director of NDCHealth Corporation in MMI’s proxy statement and to serve as such if elected.

Terri A. Dial

[MMI Investments, L.P. Letterhead]

August 20, 2004

VIA FEDERAL EXPRESS

Mr. Kurt M. Landgraf
Member, Board of Directors
c/o NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010

Dear Mr. Landgraf:

     We are writing to you because you are a director of NDC Health Corporation (“NDC”) whose term expires this year and we have therefore assumed, in the absence of public disclosure to the contrary, that you intend to stand for reelection to NDC’s board of directors at the 2004 Annual Meeting. (We are sending a similar letter to each of your colleagues whose term expires this year.) If you will not stand for reelection, we would appreciate your so advising us, in which event we would ask for no other response to this letter.

     As you may know, we have delivered notice to NDC of our intention to present a motion at its 2004 Annual Meeting, and of our intention to solicit proxies in support of that motion. Our Stockholder Value Motion is as follows:

“RESOLVED, that due to the prolonged poor performance of the stock and the failure to date of Management’s “Eight-Quarter Plan”, the stockholders of NDC Health Corporation (the “Company” or “NDC”) hereby request that the Board of Directors engage a leading investment bank to analyze, and provide a written report to the full Board on, all strategic alternatives available to the Company for maximization of stockholder value, including but not limited to acquisitions, divestitures, recapitalizations and sale to or merger with a third-party.”

     As explained in our preliminary proxy material filed with the SEC today, a copy of which is enclosed, we believe that NDC is not on the right course, and that it is therefore of critical importance to its stockholders that they be afforded an opportunity to formally request that NDC’s Board engage an investment bank to analyze NDC’s strategic alternatives. It is for this reason that we determined to proceed with our proxy solicitation.

     We will not be offering our own nominees for NDC’s Board and it is not our preference to oppose your election to the Board. Accordingly, we are asking your consent to allow us to solicit proxies with respect to your election as a director of NDC, as is contemplated by our enclosed preliminary proxy material. Upon receiving your consent we would make no recommendation as such with respect to the vote on your election, but we would vote in favor of that election any proxy cards that are properly executed and dated and are marked in favor of your election. If you give your consent, this will afford stockholders the opportunity to vote on our proxy card for our Stockholder Value Proposal and also vote for your election as a director.

     Although SEC Rule 14a-4(d) would allow us to solicit proxies in your favor without your consent if we were also soliciting proxies for a nominee of our own, it does not permit us — because we have designated no nominee for NDC’s Board — to solicit proxies with respect to your election without your consent. If you avail yourself of this technical provision and advise us that you are unwilling to so consent, we will have no choice but to proceed with a proxy card that cannot be voted for you as a director. Accordingly, absent your consent before our proxy material is finalized, persons returning our proxy card will not vote on your election as a director, as a result of which you should expect to receive fewer votes than you would have if your consent had been given, and our proxy material will have to explain to NDC’s stockholders that their inability to vote in the election of directors on our card is the result of that refusal to consent.

     We trust you will agree that the interest of NDC’s stockholders in the free exercise of their franchise on matters coming before the Annual Meeting requires your consent under these circumstances to our soliciting proxies with respect to your election. Accordingly, we ask that you consent to being named in our proxy statement as a nominee for NDC’s Board of Directors (and to serve as a director if so elected) by signing the consent below on the enclosed copy of this letter and returning it to us in the enclosed Federal Express envelope.

     We look forward to hearing from you as soon as possible.

Very truly yours,

MMI INVESTMENTS, L.P.

By:	MCM Management, LLC, General Partner

By:	/s/ JEROME J. LANDE

Jerome J. Lande
Vice President

     I consent to being named as a nominee for director of NDCHealth Corporation in MMI’s proxy statement and to serve as such if elected.

Kurt M. Landgraf

SCHEDULE I

BENEFICIAL OWNERSHIP OF NDC COMMON SHARES

The following information is derived (except in the case of information concerning MMI Investments, L.P. (“MMI”) and MCM Management, LLC) from publicly available information on file with the SEC, and sets forth (i) the number of shares of Common Stock beneficially owned, as of July 31st, 2003 by the directors and certain executive officers of NDCHealth Corporation, as reported in NDC’s proxy statement for its Annual Meeting on October 23rd, 2003 that was filed with the SEC on August 29th, 2003 and (ii) the number of shares of Common Stock beneficially owned by persons beneficially owning 5% or more of the outstanding shares of Common Stock:

	NUMBER OF SHARES		PERCENT
NAME OF BENEFICIAL OWNER	BENEFICIALLY OWNED(1)		OF CLASS(1)
Columbia Wanger Asset Management L.P. (2)	4,087,100		11.3%
WAM Acquisition GP, Inc.
Columbia Acorn Trust
227 West Monroe Street, Suite 3000
Chicago, IL 60606

MMI Investments, L.P. (3)	3,001,900		8.3%
MCM Management, LLC
152 West 57th Street
New York, New York 10019

J. Veronica Biggins	43,315	(4)	*
Terri A. Dial	5,302	(5)	*
Walter M. Hoff	324,139	(6)	*
Randolph L.M. Hutto	39,505	(7)	*
Jeffrey P. Koplan	2,127		*
Kurt M. Landgraf	6,624	(8)	*
James F. McDonald	4,968	(9)	*
Charles W. Miller	106,368	(10)	*
Joseph J. Porfeli	15,455	(11)	*
E. Christine Rumsey	53,944	(12)	*
Neil Williams	79,706	(13)	*
All current Directors and Executive Officers as a Group (12 individuals)	703,210	(14)	1.9%

*	Less than one percent. On August 5th, 2004, 36,081,294 shares of Common Stock of the Company were outstanding.

(1)	The number of shares and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by that particular person and by the group but are not deemed outstanding for other purposes. Percent of Class is with respect to shares of Common Stock outstanding on July 31st, 2003 (34,958,753 shares)

(2)	Based on Amendment No. 7 to the Schedule 13G dated February 13th, 2003, filed by Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust. Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. have shared voting and shared dispositive power with respect to all shares. Columbia Acorn Trust has shared voting and shared dispositive power with respect to 3,015,800 shares.

(3)	Information is given as of August 17th, 2004. MMI has the sole power to direct the vote and disposition of such shares. However, by virtue of being the general partner of MMI, MCM Management, LLC may be deemed to be the beneficial owner of the shares owned by MMI, and to have sole power over the voting and disposition of such shares as a result of its having the sole power to make voting and disposition decisions on behalf of MMI with respect to such shares.

(4)	This number includes 37,682 shares of Common Stock as to which Ms. Biggins has the right to acquire beneficial ownership and 982 shares of restricted stock over which Ms. Biggins currently has only sole voting power.

(5)	This number includes 176 shares of Common Stock as to which Ms. Dial has the right to acquire beneficial ownership and 982 shares of restricted stock over which Ms. Dial currently has only sole voting power.

(6)	This number includes 213,110 shares of Common Stock as to which Mr. Hoff has the right to acquire beneficial ownership and 34,970 shares of restricted stock over which Mr. Hoff currently has only sole voting power.

(7)	This number includes 20,721 shares of Common Stock as to which Mr. Hutto has the right to acquire beneficial ownership and 17,126 shares of restricted stock over which Mr. Hutto currently has only sole voting power.

(8)	This number includes 176 shares of Common Stock as to which Mr. Landgraf has the right to acquire beneficial ownership, 982 shares of restricted stock over which Mr. Landgraf currently has only sole voting power, and 2,960 deferred stock rights to be settled in shares of Common Stock no later than 30 days after Mr. Landgraf’s termination of services as a director for any reason.

(9)	This number includes 1,620 shares of Common Stock as to which Mr. McDonald has the right to acquire beneficial ownership and 982 shares of restricted stock over which Mr. McDonald currently has only sole voting power.

(10)	This number includes 56,303 shares of Common Stock as to which Mr. Miller has the right to acquire beneficial ownership and 44, 457 shares of restricted stock over which Mr. Miller currently has only sole voting power.

(11)	Mr. Porfeli terminated his employment relationship with the Company effective July 1st, 2003.

(12)	This number includes 35,633 shares of Common Stock as to which Ms. Rumsey has the right to acquire beneficial ownership and 15,155 shares of restricted stock over which Ms. Rumsey currently has only sole voting power.

(13)	This number includes 37,682 shares of Common Stock as to which Mr. Williams has the right to acquire beneficial ownership, 982 shares of restricted stock over which Mr. Williams currently has sole voting power only and 1,549 deferred stock rights to be settled in shares of Common Stock no later than 30 days after Mr. Williams’ termination of service as a director for any reason.

(14)	This number includes 426,049 shares of Common Stock as to which the current directors and executive officers, as a group, have the right to acquire beneficial ownership and 133,936 shares of restricted stock over which the beneficial owners have only sole voting power. This number does not include any shares that may be held by Mr. Portfeli who is not longer an executive officer of the Company.

Although MMI does not have any information that would indicate that any information contained in this Schedule I, which has been taken (except for the information about MMI and MCM Management, LLC) from documents on file with the SEC, is inaccurate or incomplete, MMI assumes no responsibility for the accuracy or completeness of such information taken from documents on file with the SEC.

SCHEDULE II

NDCHEALTH CORPORATION COMMON STOCK BENEFICIALLY OWNED
BY MMI INVESTMENTS, L.P. AND MCM MANAGEMENT, LLC AND OTHER
PARTICIPANTS; TRANSACTIONS IN SUCH COMMON STOCK BY SUCH PERSONS

Schedule of
Purchases of Common Stock of NDCHealth Corporation
by MMI Investments, L.P. since August, 2002

Date	No. of Shares	Price Per Share
07/10/03	17,600	19.48
07/10/03	10,000	19.59
07/14/03	5,600	20.34
07/15/03	39,100	20.76
07/16/03	40,000	20.37
07/17/03	20,000	19.97
07/18/03	20,000	19.80
07/22/03	111,700	19.28
07/23/03	500	19.42
07/24/03	15,000	19.38
07/30/03	50,000	19.45
07/31/03	58,100	20.07
08/01/03	40,000	19.79
08/05/03	25,000	19.01
08/07/03	28,900	18.44
08/08/03	15,000	18.61
08/11/03	3,500	18.39
09/10/03	10,000	21.80
09/11/03	10,000	21.51
09/12/03	20,000	21.30
09/12/03	20,300	21.25
09/15/03	5,000	21.51
09/16/03	5,000	21.33
09/22/03	300	22.19
09/23/03	1,100	22.20
09/24/03	10,000	22.12
09/24/03	15,900	21.80
09/25/03	15,000	21.45
09/26/03	20,000	21.04

09/30/03	10,000	20.99
09/30/03	50,000	20.95
09/30/03	10,000	20.90
10/01/03	1,300	20.72
11/11/03	10,000	25.51
11/11/03	20,000	25.55
11/12/03	10,000	25.65
11/14/03	3,700	25.64
11/17/03	10,400	25.58
11/18/03	8,200	25.67
11/19/03	1,300	25.53
11/20/03	20,300	25.61
12/05/03	30,300	26.05
12/09/03	3,400	26.04
12/10/03	30,000	25.92
12/15/03	24,800	26.06
12/16/03	8,700	25.84
12/17/03	15,000	25.61
12/18/03	5,600	25.74
12/19/03	16,100	25.40
12/22/03	13,900	25.53
12/23/03	55,000	25.43
12/24/03	10,000	25.34
12/26/03	7,400	25.72
12/29/03	30,000	25.72
12/31/03	50,100	25.70
01/02/04	2,800	25.36
01/05/04	10,000	26.01
01/06/04	40,000	25.77
01/07/04	3,400	25.17
01/26/04	35,000	28.34
01/26/04	3,800	28.35
01/27/04	30,000	28.51
02/04/04	32,800	27.09
03/16/04	70,000	27.55
03/17/04	20,000	27.23
03/18/04	15,000	26.90
03/18/04	40,000	26.63
03/22/04	40,200	26.00
03/23/04	20,000	26.14
03/24/04	41,600	26.18
03/25/04	7,800	26.02
03/31/04	23,500	27.01
04/01/04	415,000	23.89

04/02/04	80,000	24.17
04/15/04	2,500	23.48
04/20/04	255,000	22.24
04/23/04	20,000	22.13
06/08/04	11,100	23.03
06/09/04	125,000	22.67
06/10/04	20,100	22.72
06/14/04	18,600	22.61
06/28/04	40,000	23.05
06/29/04	2,000	22.88
06/30/04	63,300	22.94
07/01/04	65,300	22.89
07/02/04	260,000	23.00
07/15/04	25,000	21.61
08/10/04	75,000	13.23

MMI Investments, L.P. (“MMI”) has had no sales of NDC’s Common Stock in the past two years.

Based on 36,081,294 shares of NDC’s Common Stock outstanding as of August 5th, 2004 (as reported in NDC’s Form 10-K that was filed with the SEC on August 11th, 2004), the 3,001,900 shares of Common Stock owned by MMI represents 8.3% of the outstanding Common Stock. Of those shares, MMI owned 1000 shares of record.

By virtue of being the general partner of MMI, MCM Management, LLC may be deemed to be the beneficial owner of the 3,001,900 shares (or approximately 8.3%) of Common Stock of NDC owned by MMI. Except for the shares of Common Stock owned by MMI, none of MCM Management, LLC, John S. Dyson, Clay B. Lifflander, Alan L. Rivera, Jerome J. Lande or Craig Rosenblum beneficially own, or own of record, any Common Stock of NDC.

In connection with the above-referenced transactions, MMI used the proceeds of approximately $69,157,704 principal amount of margin loans to make these purchases. These margin loans were obtained from one broker under customary terms and conditions. The entire principal amount of such margin loans remains outstanding as of the date of this Proxy Statement.

SCHEDULE III

BUSINESS ADDRESS AND PRINCIPAL OCCUPATION AND
EMPLOYMENT OF PARTICIPANTS WHO ARE INDIVIDUALS

NAME AND BUSINESS ADDRESS	POSITION AND PRINCIPAL OCCUPATION

John S. Dyson	Voting Member and Chairman of MCM
152 West 57th Street	Management, LLC (“MCM”);
New York, New York 10019	Voting Member and Chairman of Millcap Advisors,
LLC (“Millcap”), a Delaware limited liability
company, 152 West 57th Street, New York, New
York 10019

Clay B. Lifflander	Voting Member and President of MCM;
152 West 57th Street	Voting Member and President of Millcap
New York, New York 10019

Alan L. Rivera	Member, Executive Vice President, and Secretary
152 West 57th Street	of MCM;
New York, New York 10019	Voting Member, Executive Vice President, Chief
Executive Officer and General Counsel of Millcap

Jerome J. Lande
152 West 57th Street	Member and Vice President of MCM
New York, New York 10019	Vice President of Millcap

Craig Rosenblum	Member of MCM
152 West 57th Street
New York, New York 10019

Preliminary PROXY CARD

NDCHEALTH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS — October 28, 2004

THIS PROXY IS SOLICITED BY MMI INVESTMENTS, L.P. (“MMI”), a stockholder of NDCHealth Corporation
(the “Company”). This proxy is NOT being solicited by the Board of Directors of the Company.

     The undersigned stockholder of NDCHealth Corporation (the “Company”), hereby constitutes and appoints Clay B. Lifflander and Jerome J. Lande or either one of them, each with full power to appoint his substitute (the action of one, if only one be present and acting, to be in any event controlling), to act as proxies for the undersigned, and to vote the number of shares of Common Stock, par value $0.125 per share (“Common Stock”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s offices at NDC Plaza, Atlanta, Georgia 30329-2010, on October 28, 2004, at           .M., EDT (the “Annual Meeting”), or at any adjournments or postponements thereof.

     This proxy will be voted as directed herein, but if no instructions are specified, this proxy will be voted (1) FOR the Stockholder Value Proposal, and (2) will not be voted with respect to the election of each of the Company’s nominees for the Company’s Board of Directors. The proxies, in their discretion, are authorized to vote on other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof. If any other business is properly presented at the Annual Meeting or at any adjournments or postponements thereof, this proxy will be voted by those named in this proxy in their best judgment. At the present time, MMI knows of no other business to be presented at the Annual Meeting. This proxy revokes all prior proxies given by the undersigned with respect to matters covered by this proxy and the voting of shares of Common Stock at the Annual Meeting or at any adjournments or postponements thereof.

     MMI recommends a vote “FOR” the Stockholder Value Proposal. MMI makes no recommendation with respect to the vote on the election of directors.

Please mark, sign and date on the reverse and mail the proxy card promptly using the enclosed envelope.

1.	Election of Directors—Nominees of NDCHealth Corporation:	For	Withhold
		/ /	/ /

J. Veronica Biggins
Terri A. Dial
Kurt M. Landgraf

Instruction: To withhold authority to vote for the election of any individual nominee(s), write the name(s) of such nominee(s) in the following space:

2.	To approve the Stockholder Value Proposal submitted by MMI Investments, L.P.	For	Abstain	Against
		/ /	/ /	/ /

3.	In the discretion of the Proxies appointed hereunder, on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The undersigned acknowledge receipt of MMI’s Proxy Statement.

Dated:	2004

Signature(s)

IMPORTANT: Please sign exactly as your name or names appear hereon and date. Where shares are held jointly, each stockholder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE, AND PROMPTLY MAIL YOU PROXY